EXHIBIT 99.1
Corillian Reports First Quarter 2006 Results
Corillian grows revenue and backlog
PORTLAND, Ore. — April 27, 2006 — Corillian Corp. (NASDAQ: CORI), the top provider of online banking, payment and anti-fraud solutions to the financial services industry, today reported financial results for the first quarter ended March 31, 2006.
Revenues for the first quarter were $14.3 million, compared to $13.8 million for the fourth quarter of 2005. Net loss for the first quarter was $971,000, resulting in a diluted net loss per share of ($0.02), compared to a net loss of $39,000 for the fourth quarter of 2005, resulting in a diluted net loss per share of ($0.00). The net loss of $971,000 in the first quarter includes expense of approximately $560,000 related to FAS 123R, which Corillian incurred for the first time in the first quarter of 2006. Pro forma net income — before amortization of acquisition-related intangible assets and stock-based compensation expense — for the first quarter was $15,000, resulting in net income of $0.00 in diluted earnings per share. This compares to pro forma net income before amortization of acquisition-related intangible assets of $384,000 in the fourth quarter of 2005, resulting in $0.01 earnings per share. A reconciliation of GAAP results to pro forma results is provided as part of this press release.
“I am pleased with the progress we’ve made in executing on the vision we described in 2005. Recent product launches and customer wins demonstrate that we are broadening both our product line and our addressable market,” said Alex Hart, president and CEO of Corillian. “We continue to gain traction in business banking, payments, and online security, and the investments we’ve made to make our industry-leading consumer solutions more configurable are resulting in a growing pipeline of opportunities with financial institutions of all sizes. These developments would not be possible, of course, without our continued commitment to providing our customers with great products, unequalled project management skills, and world-class support. The recent launch of Corillian solutions at Capital One, The Golden One, Commerce Bank, and another top 50 U.S. bank is a testament to the value that our customers place on a certain outcome in an uncertain world.”

Recent Highlights
•	People’s Bank, an $11 billion financial services company headquartered in Bridgeport, Conn., selected Corillian Consumer Banking as its next-generation online banking system.

•	Corillian also added a $5 billion community bank and a top 20 credit union to its list of recently acquired customers.

•	Four customers licensed a Corillian payment warehouse solution, including First Tennessee Bank, a top 50 U.S. bank which decided to upgrade to the latest version of the Corillian Interpose Payments application to help expand its online bill payment services. The Corillian Interpose Payments application was integrated into Corillian’s suite of products after the acquisition of InteliData in August 2005.

•	Corillian and Getronics, a global leader in workspace management IT services, signed a multi-year reseller and systems integration agreement to deliver comprehensive online financial services to financial institutions worldwide. Getronics will resell and implement Corillian’s Voyager platform and online banking applications as its preferred offering for financial institutions looking for a comprehensive, next-generation online solution.

•	Corillian signed six more deals for its Corillian Intelligent Authentication™ product during the first quarter. Since its release in October of 2005, 20 leading financial institutions have selected Corillian’s Intelligent Authentication as the solution of choice to deliver strong, FFIEC-compliant online authentication services to their online banking users.

•	Corillian announced results of new performance and scalability tests for its enterprise authentication security product, Corillian Intelligent Authentication™. In recent tests, Corillian Intelligent Authentication processed nearly 400 authentication transactions per second, or approximately 34.5 million authentications a day — well beyond other industry solutions.

•	Corillian and StrikeForce partnered to protect financial institutions’ online users with a comprehensive authentication service combining Corillian’s Intelligent Authentication™ with StrikeForce’s “Out-of-Band” authentication platform, ProtectID™. The joint offering helps to proactively detect fraudulent online activity and prevent illegitimate users from accessing accounts.

•	Corillian announced the availability of Corillian Personal Money Manager (PMM), a next-generation online banking application that allows financial institutions to provide consumers with enhanced access to rich transactional information and extended account history data that is available 24x7x365 from the convenience of the financial institution’s online banking site, even if the bank’s core systems are unavailable. A top 50 U.S. financial institution recently converted to Corillian Consumer Banking, including a new online service leveraging Corillian PMM.
Financial Outlook
Corillian will continue to invest in the people, processes, and technologies required to enhance the long-term profitability of its business model. The near-term impact of these investments will be delayed improvement in revenue and earnings growth, primarily due to the long term nature of some of the recurring revenue deals that it is currently pursuing. The company anticipates that second quarter 2006 revenues will be in the range of $13.5 to $15.5 million and GAAP EPS will range from a diluted net loss per share of ($0.03) to ($0.05), based on the current backlog of projects in implementation and potential deals in our sales pipeline. Pro forma results, excluding the amortization of intangible assets related to acquisitions and stock-based compensation expense, are expected to range from a diluted net loss per share of ($0.01) to ($0.03).
Included in its GAAP diluted per share guidance for the second quarter of 2006, Corillian anticipates approximately $600,000 of stock-based compensation expense in accordance with FAS 123R and the amortization of approximately $400,000 of acquisition-related intangible assets.
Reconciliation of GAAP results to Pro Forma Results
Corillian provides pro forma operating results as a supplement to its GAAP financial results. Corillian believes that pro forma results provide investors and management with a representation of Corillian’s core operating performance that can be helpful in assessing future growth.
Corillian’s pro forma results exclude the following charges and benefits, net of any related tax impact, from Corillian’s statements of operations when applicable:
•	Stock-based compensation

•	Amortization of intangible assets

•	Restructuring-related charges

•	Merger-related charges

•	Impairment charges related to acquisition-related intangible assets
A detailed calculation of pro forma net income and pro forma net income (loss) per share is included in the attached reconciliation of GAAP net income to pro forma net income. The GAAP net income (loss) and pro forma net income per share are included in the attached condensed consolidated statement of operations.
Corillian will hold a conference call at 5:00 p.m. ET on April 27, 2006 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://www.corillian.com/investors.
About Corillian Corporation
Corillian is the market leader of online banking, bill payment and fraud prevention applications to the financial services industry. With 28 of the top 100 U.S. banks and 20 of the top 100 U.S. credit unions as customers, Corillian serves over 25 percent of the online banking community. Corillian provides the most flexible, scalable and secure set of online banking applications across multiple lines of business, integrating best-practice functionality developed for some of the most innovative financial institutions in the world. Corillian features integrated applications across Consumer Banking, Small Business Banking, Wealth Management, Credit Card Management, and Corporate Cash Management, as well as enterprise wide solutions, including Fraud Detection, Payments Warehouse, Alerts, eStatements, and OFX. Corillian’s fraud prevention solutions use Preemptive Forensics™ to protect web sites from phishers, hackers, and fraudsters. Corillian’s strong authentication solution provides a low-cost solution for multi-factor authentication while maintaining high user satisfaction. Empowered by Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively and securely. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.
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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian’s solutions do not continue to gain market acceptance, that Corillian fails to sign new customers, that Corillian’s existing customers do not continue to demand products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian’s partners are not able to fulfill their contractual obligations to Corillian and such failure negatively impacts Corillian customers, that Corillian does not recognize an increased percentage of license and maintenance revenues, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits, that financial institutions are affected by adverse government regulations or market condition and that Corillian’s estimate of stock-based compensation expense changes as a result of final implementation of FAS 123R. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-K for the year ended December 31, 2005.
For more information contact:
Steve Shaw ï Corp. Communications Manager ï Corillian Corporation ï e-mail: sshaw@corillian.com ï Phone: (503) 629-3770
Paul Wilde ï Chief Financial Officer ï Corillian Corporation ï e-mail: pwilde@corillian.com ï Phone: (503) 629-3300

CORILLIAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended
	March 31,	March 31,
	2006	2005
Revenues	$14,273	$11,236
Cost of revenues	6,967	4,359

Gross profit	7,306	6,877

Operating expenses:

Sales and marketing	2,313	1,770
Research and development	3,570	2,622
General and administrative	2,642	1,913

Total operating expenses	8,525	6,305

(Loss) income from operations	(1,219)	572
Other income, net	268	95

(Loss) income before income taxes	(951)	667

Income taxes	20	13

Net (loss) income	$(971)	$654

Basic net (loss) income per share	$(0.02)	$0.02

Diluted net (loss) income per share	$(0.02)	$0.02

Shares used in computing basic net (loss) income per share	44,801	38,717

Shares used in computing diluted net (loss) income per share	44,801	40,195

RECONCILIATION OF GAAP NET (LOSS) INCOME TO PRO FORMA NET INCOME (1)

GAAP net (loss) income	$(971)	$654
Amortization of acquisition-related intangibles included in cost of revenues	379	—
Amortization of acquisition-related intangibles included in sales and marketing	44	—
Employee related stock-based compensation included in cost of revenues	114	—
Employee related stock-based compensation included in operating expenses	449	—

Pro forma net income	$15	$654

Diluted pro forma net income per share	$0.00	$0.02

Shares used in computing diluted pro forma net income per share	45,531	40,195

(1)	See explanation above regarding the Company’s practice on reporting pro forma results.

CORILLIAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and investments	$24,603	$25,522
Accounts receivable, net	5,886	12,063
Revenue in excess of billing	3,944	2,387
Other current assets	3,776	3,307

Total current assets	38,209	43,279

Property and equipment, net	3,501	3,548
Goodwill	26,899	26,899
Intangibles, net	3,433	3,856
Other assets	1,501	1,757

Total assets	$73,543	$79,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,482	$6,261
Deferred revenue	12,275	15,522
Current portion of long-term debt and capital lease obligations	—	3
Other current liabilities	1,307	1,882

Total current liabilities	18,064	23,668

Other long-term liabilities	779	938

Total liabilities	18,843	24,606

Shareholders’ equity:
Common stock	150,385	149,447
Accumulated other comprehensive income	61	61
Accumulated deficit	(95,746)	(94,775)

Total shareholders’ equity	54,700	54,733

Total liabilities and shareholders’ equity	$73,543	$79,339

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)

License revenues for the first quarter of 2006 were $3.0 million, or 21% of total revenue, as compared to $2.8 million, or 25% of total revenues in the first quarter of 2005. License block sales in the first quarter of 2006 were approximately $483,000, as compared to approximately $560,000 for the first quarter of 2005.
Corillian’s revenue backlog was $47.8 million as of March 31, 2006, compared to $43.0 million as of December 31, 2005. Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Corillian expects $30.3 million of its backlog as of March 31, 2006 to be recognized as revenue over the next 12 months. In its March 31, 2006 backlog amount, Corillian recorded $1.6 million related to estimated usage-based revenues from contracts acquired in the InteliData acquisition, all of which is expected to be recognized as revenue over the next 12 months. Corillian previously excluded these amounts from backlog as it did not have enough history with these contracts to reliably estimate future usage-based revenues over the remaining contractual period.
Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers and Corillian’s customers’ meeting anticipated schedules for customer-dependent deliverables. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.
Total headcount as of March 31, 2006 was 312, compared with 223 as of March 31, 2005.
The actual total number of shares outstanding as of March 31, 2006 was 44.9 million shares.